                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          PACIFIC CAPITAL BANCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                              PACIFIC CAPITAL BANCORP


                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD ON MAY 19, 1998


TO THE SHAREHOLDERS:

          The Annual Meeting of Shareholders of Pacific Capital Bancorp (the "Company"), a California corporation and bank holding company for First National Bank of Central California and South Valley National Bank will be held at The Valley Room at Quail Lodge, 8000 Valley Greens Drive, Carmel, California on Tuesday, May 19, 1998, at 4:00 p.m. for the following purposes:

     1. To elect directors to serve until the next Annual Meeting of Shareholders or until their successors are elected;

     2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent certified public accountants for the 1998 fiscal year; and

     3. To transact such other business as may properly come before the meeting.

          The foregoing items of business are more fully described in the accompanying Proxy Statement.

          The Bylaws of Pacific Capital Bancorp provide for the nomination of Directors in the following manner:

          Nomination for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the corporation entitled to vote for the election of Directors. Notice of intention to make any nominations shall be made in writing and shall be delivered or mailed to the President of the corporation not less than twenty-one (21) days nor more than sixty (60) days prior to any meeting of shareholders called for the election of Directors; provided however, that if less than twenty-one (21) days' notice of the meeting is given to shareholders, such notice of intention to nominate shall be mailed or delivered to the President of the corporation not later than the close of business on the tenth day following the day on which the notice of the meeting was mailed; provided further, that if notice of such meeting is sent by third-class mail as permitted by Section 6 of the Bylaws, no notice of intention to make nominations shall be required. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the corporation owned by the notifying shareholder. Nominations not made in accordance herewith may, in the discretion of the Chairman of the meeting, be disregarded and upon the Chairman's instructions, the inspectors of election can disregard all votes cast for each such nominee.

          The Board of Directors has fixed the close of business on March 31, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

                                        BY ORDER OF THE BOARD OF DIRECTORS,



                                       JAMES L. GATTIS, SECRETARY
SALINAS, CALIFORNIA
APRIL 20, 1998


          WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE.

                                  PROXY STATEMENT
                                         OF
                              PACIFIC CAPITAL BANCORP
                                  307 MAIN STREET
                             SALINAS, CALIFORNIA 93901


                      INFORMATION CONCERNING THE SOLICITATION

          This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by, and on behalf of, the Board of Directors of Pacific Capital Bancorp, a California corporation and bank holding company (the "Company") for First National Bank of Central California and South Valley National Bank (the "Banks"), for use at the Annual Meeting of Shareholders of the Company to be held at the Valley Room at Quail Lodge, 8000 Valley Greens Drive, Carmel, California at 4:00 p.m. on May 19, 1998 (the "Meeting"). Only shareholders of record on March 31, 1998, (the "Record Date") will be entitled to vote at the Meeting. At the close of business on the Record Date, the Company had outstanding 4,310,155 shares of its no par value common stock (the "Common Stock").

          This Proxy Statement and the accompanying form of proxy is being sent or given to shareholders on or about April 20, 1998.

          Shareholders of the Company's Common Stock are entitled to one vote for each share held except for the election of directors where each shareholder has cumulative voting rights and is entitled to as many votes as shall equal the number of shares held by such shareholder multiplied by the number of directors to be elected and such shareholder may cast all of his or her votes for a single candidate or distribute such votes among any or all of the candidates he or she chooses. However, no shareholder shall be entitled to cumulate votes unless such candidate's or candidates' name(s) have been placed in nomination prior to the voting and the shareholder has given notice at the Meeting prior to the voting of the shareholder's intention to cumulate votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. An opportunity will be given at the Meeting prior to the voting for any shareholder who desires to do so to announce his or her intention to cumulate his or her votes. The proxy holders are given discretionary authority, under the terms of the proxy, to cumulate votes represented by shares for which they are named in the proxy.

          Any person giving a proxy in the form accompanying this statement has the power to revoke it prior to its exercise. It is revocable prior to the Meeting by an instrument revoking it or by a duly executed proxy bearing a later date delivered to the Secretary of the Company. Such proxy is also revoked if the shareholder is present at the Meeting and elects to vote in person.

          The Company will bear the entire cost of preparing, assembling, printing and mailing the proxy materials furnished by the Board of Directors to shareholders. Copies of the proxy materials will be furnished to brokerage houses, fiduciaries and custodians to be forwarded to the beneficial owners of the Common Stock. In addition to the solicitation of proxies by use of the mail, some of the officers, directors and regular employees of the Company and the Banks may (without additional compensation) solicit proxies by telephone or personal interview, the costs of which the Company will bear.

          Each of the Company's proposals described in this Proxy Statement requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented and voting at the Meeting if a quorum is present. Each valid returned proxy which is not revoked will be voted in the election of directors "FOR" the Company's nominees for the Board of Directors, "FOR" Proposal No. 2 as described in this Proxy Statement and, at the proxy holders' discretion, on such other matters, if any, which may come before the Meeting (including any proposal to adjourn the Meeting).

          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The Company has only one class of shares, Common Stock, outstanding. As of the Record Date, no person or group known to the Company owned beneficially more than five percent (5%) of the outstanding shares of its Common Stock.

          The following table sets forth certain information regarding Common Stock beneficially owned as of the Record Date by those persons nominated by the Board of Directors for election as directors, as well as all directors and officers of the Company as a group. The person named in the table possesses sole voting power, except as otherwise indicated in the notes to the table.

                                                          Amount and Name of        Percent of
Name of Beneficial Owner          Office                  Beneficial Ownership (1)  Class (2)
-----------------------------------------------------------------------------------------------
Charles E. Bancroft               Director                    37,688(3)                  *

Dennis A. DeCius                  EVP and CFO                 26,814(4)                  *

Gene DiCicco                      Director                    39,775(3)(5)               *

Dale R. Diederick                 EVP & Loan Administrator     7,911(6)                  *

Lewis L. Fenton                   Director                    45,256(3)(7)               1.04%

Gerald T. Fry                     Director                    35,670(3)(8)               *

James L. Gattis                   Director, Secretary         43,719(3)                  1.00%

Eugene R. Guglielmo               Director                    55,873(9)                  1.29%

Stanley R. Haynes                 Director                    39,879(3)(10)              *

D. Vernon Horton                  Director, Chairman          83,077(11)                 1.92%

Hubert W. Hudson                  Director                    52,347(12)                 1.21%

William J. Keller                 Director                    45,135(13)                 1.04%

Roger C. Knopf                    Director                   130,618(14)                 3.02%

Clayton C. Larson                 Director, President         93,031(15)                 2.14%

William S. McAfee                 Director                    66,385(3)(16)              1.53%

William H. Pope                   Director                    52,089(3)(17)              1.20%

Mary Lou Rawitser                 Director                    17,337(18)                 *

William K. Sambrailo              Director                    58,483(19)                 1.35%

Robert B. Sheppard                Director                    51,608(3)(20)              1.19%

All directors and executive officers as a group (19 persons) 982,695                    22.66%

*  Owns less than 1%.

(1) All shares are calculated on the basis of the number of current shares held plus shares subject to options that are currently exercisable or will become exercisable within sixty (60) days after the Record Date.

(2) All percentages are calculated on the basis of the number of shares outstanding as of the record date plus shares subject to options that are currently exercisable or will become exercisable within sixty (60) days after the record date.

(3) Includes 7,031 shares subject to presently exercisable options granted under the Company's 1992 Directors' Stock Option Plan and 22,654 shares issuable upon exercise of options granted under the Company's 1994 Stock Option Plan.

(4) Includes 6,029 shares subject to presently exercisable options granted under the Company's 1984 Stock Option Plan and 2,067 shares subject to presently exercisable options granted under the Company's 1994 Stock Option Plan. Includes 5,024 shares allocated as of December 31, 1997, to Mr. DeCius' account pursuant to the Company's Employee Stock Ownership Plan, and 2,169 shares held in the 1991 Pacific Capital Bancorp Irrevocable Nonqualified Deferred Compensation Trust, FBO Dennis A. DeCius and 717 shares acquired under the Company's 401(k) Profit Sharing Plan. Also includes 8,738 held in the name of the 1994 DeCius Revocable Trust, 1,057 shares held by Smith Barney in an IRA for the benefit of Mr. DeCius and 1,013 shares held in an IRA by Smith Barney for the benefit of his wife.

(5) Includes 2,786 shares held by DiCicco Centers, a partnership of which Mr. DiCicco is a general partner.

(6) Includes 4,671 shares subject to presently exercisable options granted under the Company's 1994 Stock Option Plan and 3,023 shares allocated as of December 31, 1997 to Mr. Diederick's account pursuant to the Company's Employee Stock Ownership Plan.

(7) Includes 9,594 shares held in the name of the Lewis L. Fenton Living Trust and 5,977 shares held in an IRA by Wells Fargo Bank for the benefit of Mr. Fenton.

(8) Includes 2,980 shares held by Dean Witter in an IRA for the benefit of Mr. Fry.

(9) Includes 10,500 shares subject to presently exercisable options granted under the Company's 1994 Stock Option Plan. Also includes 27,840 shares held in the name of Emilio Guglielmo Winery Inc., of which Mr. Guglielmo is a shareholder, director and executive officer, 3,616 shares owned by Guglielmo Winery Inc. Profit Sharing Plan and 250 shares held in the name of Mr. Guglielmo's children and grandchild.

(10) Includes 6,069 shares held in the name of the Stanley Haynes Living Trust and 1,185 shares owned by Cinderella Showcase, Inc., a corporation controlled by Mr. Haynes. Also includes 2,459 shares held by Dean Witter in an IRA for the benefit of Mr. Haynes and 481 shares owned by Mr. Haynes and his daughter as joint tenants.

 (11) Includes 20,099 shares subject to presently exercisable options granted under the Company's 1984 Stock Option Plan and 5,512 shares subject to presently exercisable options granted under the Company's 1994 Stock Option Plan. Includes 7,208 shares allocated as of December 31, 1997 to Mr. Horton's account pursuant to the Company's Employee Stock Ownership Plan and 674 shares held in the 1991 Pacific Capital Bancorp Irrevocable Nonqualified Deferred Compensation Trust, FBO D. Vernon Horton. Includes 2,127 shares held by Smith Barney in an IRA for the benefit of Mr. Horton and 46,987 shares held in the name of D. Vernon Horton and Joyce Marie Horton Revocable Trust. Also includes 470 shares held in the Jeffrey L. Meeks and Debra Burk Meeks Irrevocable Trust FBO Mallory Mae Meeks of which Mr. Horton is Trustee.

(12) Includes 12,154 shares subject to presently exercisable options granted under the Company's 1992 Directors' Stock Option Plan and 10,500 shares subject to presently exercisable options granted under the Company's 1994 Stock Option Plan. Also includes 29,693 shares held in the name of Hubert W. Hudson & Patricia A. Hudson Revocable Trust.

(13) Includes 12,154 shares subject to presently exercisable options granted under the Company's 1992 Directors' Stock Option Plan and 10,500 shares subject to presently exercisable options granted under the Company's 1994 Stock Option Plan. Also includes 7,907 held by Charles Schwab & Co., Inc. in an IRA for the benefit of Dr. Keller and 14,574 held in the name of William James Keller & Clara Downs Keller Trust.

(14) Includes 10,500 shares subject to presently exercisable options granted under the Company's 1994 Stock Option Plan. Also includes 26,658 held by the Knopf Construction Co. Retirement Plan and 2,782 held in the name of Mr. Knopf's children.

(15) Includes 20,099 shares subject to presently exercisable options granted under the Company's 1984 Stock Option Plan and 5,512 shares subject to presently exercisable options granted under the Company's 1994 Stock Option Plan. Includes 7,082 shares allocated as of December 31, 1997 to Mr. Larson's account pursuant to the Company's Employee Stock Ownership Plan and 6,851 shares held in the 1991 Pacific Capital Bancorp Irrevocable Nonqualified Deferred Compensation Trust, FBO of Clayton C. Larson. Also includes 44,993 held in the name of the Clayton C. Larson and Sharon Joy Larson Family Trust, 7,663 shares held by First Trust & Co. in an IRA for the benefit of Mr. Larson, 636 shares held in an IRA by First Trust & Co. for the benefit of his wife and 195 shares held in the name of Mr. Larson's children with Mrs. Larson as custodian.

(16) Includes 31,691 held by Paine Webber in an IRA for the benefit of Dr. McAfee.

(17) Includes 14,135 shares held by W. H. Pope, Inc., as to which Mr. Pope exercises sole voting and investment control and 1,088 held in an IRA by Charles Schwab & Co., Inc. for the benefit of Mr. Pope. Also includes 2,126 shares held in the name of the Church Trust FBO David Andrew Church and 2,125 shares FBO Jennifer Gudrun Church of which Mr. Pope is Trustee.

(18) Includes 10,500 shares subject to presently exercisable options granted under the Company's 1994 Stock Option Plan.

(19) Includes 5,775 shares subject to presently exercisable options granted under the Company's 1992 Directors' Stock Option Plan and 22,654 shares subject to presently exercisable options granted under the Company's 1994 Stock
Option Plan.   Includes 15,777 shares held in the name of the William K.
Sambrailo Trust, 10,824 shares held in name of the Charles Sambrailo Paper Co. Profit Sharing Trust over when Mr. Sambrailo exercises voting and investment control, 1,256 shares held in the name of the William K. Sambrailo Community Property Trust, 141 shares held by Mr. Sambrailo and Clarence J. Ferrari, Jr., Co-Trustees of the Charles P. Sambrailo, Jr., QTIP Trust and 2,056 shares held by Paul E. Crabb, Trustee, The William K. Sambrailo Grandchildren's Trust I, II and III.

(20) Includes 21,923 shares held by The Bank of California in an IRA for the benefit of Mr. Sheppard.


                                  PROPOSAL NO.  1

                        ELECTION OF DIRECTORS OF THE COMPANY

          The Bylaws of the Company provide a procedure for nomination for election of members of the Board of Directors, which procedure is printed in full in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. Nominations not made in accordance therewith may be disregarded by the Chairman of the Meeting and the inspectors of election may disregard all votes cast for such nominee(s).

          The authorized number of Directors to be elected at the Meeting is seventeen (17). Each Director will hold office until the next Annual Meeting of Shareholders and until his or her successor is elected and qualified.

          All proxies will be voted for the election of the following seventeen (17) nominees recommended by the Board of Directors, all of whom are incumbent directors, unless authority to vote for the election of directors is withheld. If any of the nominees should unexpectedly decline or be unable to act as a director, the proxies may be voted for a substitute nominee to be designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will become unavailable and has no present intention to nominate persons in addition to or in lieu of those named below.

                            EXECUTIVE OFFICERS & DIRECTORS

---------------------------------------------------------------------------
NAME                   AGE  POSITIONS HELD WITH THE COMPANY, FIRST NATIONAL
                            BANK OF CENTRAL CALIFORNIA (FNBCC) AND SOUTH
                            VALLEY NATIONAL BANK (SVNB)
---------------------------------------------------------------------------
Charles E. Bancroft     72  Director of the Company since 1983; Director of
                            FNBCC since 1983.
Dennis A. DeCius        59  Executive Vice President and Chief Financial
                            Officer of the Company since 1983; Senior Vice
                            President and Chief Financial Officer of FNBCC
                            since 1983; Executive Vice President and Chief
                            Financial Officer of FNBCC and SVNB since 1997.
Gene DiCicco            56  Director of the Company since 1990; Director of
                            FNBCC since 1990.
Dale R. Diederick       48  Senior Vice President and Loan Administrator of
                            FNBCC since 1983; Senior Vice President and
                            Loan Administrator of the Company since 1993;
                            Executive Vice President and Loan Administrator
                            of the Company, FNBCC and SVNB since 1997.
Lewis L. Fenton         72  Director of the Company since 1983; Director of
                            FNBCC since 1983.
Gerald T. Fry           69  Director of the Company since 1983; Director of
                            FNBCC since 1983.
James L. Gattis         60  Secretary of the Company.  Director of the
                            Company since 1983; Director of FNBCC since
                            1983.
Eugene R. Guglielmo     47  Director of the Company since 1997; Director of
                            SVNB since 1983.
Stanley R. Haynes       58  Director of the Company since 1983; Director of
                            FNBCC since 1983.
D. Vernon Horton        58  Chairman of the Board.  Director of the Company
                            since 1983; Director of FNBCC since 1983;
                            Director of SVNB since 1997.
Hubert W. Hudson        71  Director of the Company since 1990; Director of
                            FNBCC since 1990.
William J. Keller       65  Director of the Company since 1983; Director of
                            FNBCC since 1983.
Roger C. Knopf          57  Director of the Company since 1997; Director of
                            SVNB since 1983.
Clayton C. Larson       51  President.  Director of the Company since 1983;
                            Director of FNBCC since 1983; Director of SVNB
                            since 1997.
William S. McAfee       64  Director of the Company since 1983; Director of
                            FNBCC since 1983.
William H. Pope         70  Director of the Company since 1983; Director of
                            FNBCC since 1983; Director of SVNB since 1997.
Mary Lou Rawitser       53  Director of the Company since 1997; Director of
                            SVNB since 1994.
William K. Sambrailo    70  Director of the Company since 1990; Director of
                            FNBCC since 1990.
Robert B. Sheppard      75  Director of the Company since 1983; Director of
                            FNBCC since 1983.
---------------------------------------------------------------------------

                                    DIRECTORS

          The following information with respect to the principal occupation or employment of each nominee for director, the principal business of the corporation or other organization in which such occupation or employment is carried on, and such nominee's business experience during the past five (5) years, has been furnished to the Company by the respective nominees for director. Except for the Banks and Pacific Capital Services Corporation (an inactive subsidiary of the Company), none of the corporations or organizations discussed below is an affiliate of the Company.

     CHARLES E. BANCROFT is a director, President and CEO of Sequoia Insurance Company and Citation Insurance Company, both California domiciled property and casualty insurance companies. He was formerly President of American Sentinel Insurance Company and director and officer for Pace America, from which he resigned in August 1994. Until June 30, 1986,
Mr. Bancroft served as Chairman, President and Chief Executive Officer of Calmutual Insurance Company, a successor to California Mutual Insurance Company, for which Mr. Bancroft served as Chairman and Chief Executive Officer for twenty one years. Mr. Bancroft has also held numerous civic and trade-related offices and directorships.

     GENE DICICCO founded and is a principal in DiCicco Nurseries, Inc., Sunnyvale Floral Shippers, Inc., DiCicco Centers and Watsonville Nurseries. He has had active involvement as a board member, President, or Committee Chair in the Watsonville Chamber of Commerce, Rotary Club, Watsonville Community Hospital and Watsonville YMCA. Mr. DiCicco is a member of the Board of Directors for Watsonville Community Hospital. He also has held positions of responsibility in trade organizations serving rose growers in the United States.

     LEWIS L. FENTON is a practicing attorney serving as of counsel to Fenton & Keller, a professional corporation with offices in Monterey and Salinas, and to Hoge, Fenton, Jones and Appel, Inc. of San Jose. Mr. Fenton received his A.B. degree from Stanford University in 1948 and his L.L.B. degree from Stanford University Law School in 1950 and has been a member of the California Bar Association since that time. Mr. Fenton is a member of the American Bar Association, the Monterey and Santa Clara County Bar Associations, the National Association of Railroad Trial Counsel, the Association of Defense Counsel of Northern California (serving as President during 1966-1967) and the International Academy of Trial Lawyers. He is certified as an Advocate by the American Board of Trial Advocates, the National Board of Trial Advocates and is a fellow of the American College of Trial Lawyers.

     GERALD T. FRY is the former owner of OPI-Office Products, Inc. in Monterey and served as a member of the Monterey City Council beginning in 1963, having been re-elected six times. Mr. Fry also served as Mayor of Monterey, having been elected three times. Presently he serves as Chairman of the Community Health Plan and is a member of the Board of Directors of the Naval Postgraduate School Foundation. He has been actively engaged in the office products sales field since 1960.

     EUGENE R. GUGLIELMO is a director and Executive Officer of Emilio Guglielmo Winery, a family-owned and operated vineyard and winery located in Morgan Hill, Santa Clara Valley since 1925. Mr. Guglielmo received his B.S. degree in Business Administration and Marketing from the Santa Clara University in 1971. He is a past President and current director of the Santa Clara Winegrowers Association. He and his family have been involved in and supportive of many local community organizations and activities.

     JAMES L. GATTIS is a self-employed real estate developer and is active in commercial real estate development and the renovation of commercial buildings in Salinas. Mr. Gattis is the former owner of Jim Gattis Men's Wear and is President of Keystone Plus, Inc. which is a management consulting company. Mr. Gattis serves as a Founding Director of the California International Airshow, and is a director of the Community Foundation for Monterey County and of the Steinbeck Center Foundation.

     STANLEY R. HAYNES has been President of Cinderella Showcase, Inc., since 1967, a retail carpet firm with four stores in Salinas, three stores in San Luis Obispo and stores in Concord, San Jose and Oakland. Mr. Haynes serves on the Board of Directors of the Carpet Co-Op of America Association. He is a former member of the Evans-Black Carpets National Dealer Advisory Council, a former member of the Board of Directors of the Retail Carpet Institute and was named America's Floor Covering Dealer of the Year in 1978.

     HUBERT W. HUDSON retired in 1996 from McSherry & Hudson, Watsonville, a general insurance agency, having held a partnership interest since 1950. In addition to his insurance business, Mr. Hudson is an investor in several Santa Cruz County properties including Aptos Station, a shopping center in Aptos, and properties in the City of Watsonville held by the partnership, Arthur Road Properties of Watsonville. He is past President of the Watsonville Rotary Club, Watsonville Insurance Agents Association and past director of the Independent Insurance Agents Association of California. He is a member of SCORE, a counseling service to small businesses.

     WILLIAM J. KELLER is a retired urologist who has practiced in Salinas since 1964. A graduate of the University of Illinois with a degree in Chemistry, he attended medical school at the University of Illinois Medical Center in Chicago and received his M.D. in 1957. His internship in Chicago in 1957 and 1958 was followed by a four-year residency in urology at the Southern Pacific Hospital in San Francisco. Following a two-year tour of duty as a captain in the Medical Corps at Womack Army Hospital in Fort Bragg, North Carolina, he moved to Salinas. Professional activities include membership in the California Medical Association and Monterey County Medical Society (President 1975-76). Dr. Keller is also a Fellow of the American College of Surgeons and a Diplomate of the American Board of Urology. He is past President of the Salinas Rotary Club.

     ROGER C. KNOPF is the President of Knopf Construction Inc., a general building construction company located in Morgan Hill since 1976. Mr. Knopf attended San Jose State University. He is a past President of the Santa
Clara County Landowners Association and the Morgan Hill Rotary Club. He has served on many County of Santa Clara, City of Morgan Hill, and Morgan Hill Unified School District committees. He is presently Chairman of the Board of COLUMBIA Good Samaritan Health System and is a director of the Morgan Hill Rotary Endowment Fund. Mr. Knopf was Morgan Hill Citizen of the Year in 1989.

     WILLIAM S. MCAFEE is a physician and surgeon specializing in otolaryngology and head and neck surgery in Monterey since 1968. Dr. McAfee graduated from Ohio Wesleyan University in 1956, received his M.D. from the Ohio State University College of Medicine in 1961 and served his internship and residency between 1962 and 1966 at the Herbert C. Moffitt - University of California Hospital in San Francisco. He was Board certified in otolaryngology in 1966, has been a Fellow of the American College of Surgeons since 1972 and is a Fellow in the American Academy of Facial Plastic and Reconstructive Surgery. Dr. McAfee is the President of the Monterey Peninsula Surgery Center. He serves on the Monterey County Medical Society Board of Directors, a member of the California Medical Association and Governing Board Community Health Plan. Dr. McAfee is the Medical Director of the Rotacare Clinic in Seaside, Chairman of the Maxillofacial Division of the Community Hospital of the Monterey Peninsula and serves on the P.A.C. Advisory Board of the American Academy of Otolaryngology, Head and Neck Surgery. He is also the past President of the Monterey Rotary Club.

     WILLIAM H. POPE is a retired certified public accountant. In 1960, Mr. Pope was instrumental in the formation of the firm of Kasavan and Pope, of which he was the senior partner, which now has offices in Salinas and Monterey. He holds memberships in the American Institute of Certified Public Accountants as well as the California Society of CPA's.

     MARY LOU RAWITSER is a Registered Investment Advisor and a Certified Financial Planner. Ms. Rawitser is a graduate of the University of Southern California and received a Master of Arts degree from San Francisco State University. Her professional affiliations include the Institute of Certified Financial Planners and the International Association for Financial Planning. She is active in the Chamber of Commerce, AAUW, Gilroy Rotary as past President and is currently President of the Gilroy Rotary Endowment Fund.

     WILLIAM K. SAMBRAILO joined the Charles Sambrailo Paper Company, Watsonville, a produce packaging supplies company, in 1962 and has served as its President since 1989. He is also Secretary/Treasurer of S&S Trucking, a common carrier, a partner in Charles Sambrailo & Sons, and a partner in Samco Plastics, Inc., an injection mold and manufacturing company.

     ROBERT B. SHEPPARD retired in 1981 as Vice Chairman of the Board of Directors of Allstate Insurance Companies, culminating a thirty-year career in the insurance industry. He was President of Allstate Insurance Companies and Allstate Enterprises, Inc. from 1973 to 1980. Mr. Sheppard served on the Executive Committee of the United States Olympic Committee from 1976 to 1988 and is currently a trustee of the United States Olympic Foundation. He is also a former Trustee of Community Hospital of the Monterey Peninsula. In addition, Mr. Sheppard is a consultant and a member of the Compensation Committee to The Doctors Co., a medical malpractice insurer.

          No director or executive officer of the Company or the Banks has any family relationship with any other director or executive officer of the Company or the Banks.

          No director or nominee as a director of the Company is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or of any company registered as an investment company under the Investment Company Act of 1940, as amended.

                     COMMITTEES OF THE BOARD OF DIRECTORS

          During the fiscal year ended December 31, 1997, the Board of Directors of the Company held twelve (12) regularly scheduled meetings and one (1) special meeting. Each director attended at least 75% of the aggregate number of Board of Directors' meetings and meetings held by all committees of the Board on which each director served. Information regarding the committees below is as of December 31, 1997.

          The EXECUTIVE COMMITTEE is chaired by Mr. Pope. Messrs. Gattis, Haynes, Knopf, McAfee and Sheppard are also members. Messrs. Horton and Larson serve as ex-officio members of the committee. The primary responsibility of the Executive Committee is to ensure that the Company and the Banks are functioning in accordance with their articles of incorporation, their Bylaws, and other legal requirements. When business conditions warrant or situations arise that require Board decisions between Board meetings, the committee has the authority to hold a special meeting and conduct Board business. The Executive Committee held two (2) meetings during 1997.

          The AUDIT COMMITTEE is chaired by Mr. Pope. Messrs. DiCicco and Fry are also members. The committee (a) approves the selection and termination of independent public auditors, (b) approves the scope of external audit services, (c) reviews adjustments recommended by the independent public accountant and address disagreements between the independent public accountant and management, (d) reviews the adequacy of internal controls and management's handling of identified material inadequacies and reportable conditions in the internal controls over financial reporting and compliance with laws and regulations, and
(e) supervises the internal audit function, which may include approving the selection, compensation and termination of internal auditors. The Audit Committee held three (3) meetings during 1997.

          The STOCK OPTION COMMITTEE is chaired by Mr. Sheppard. Messrs. Fenton and Pope are also members. The committee principal function is to administer the Company's stock option plans. The Stock Option Committee held two (2) meetings and approved five (5) resolutions by unanimous written consent without a meeting in 1997.

          The HUMAN RESOURCES COMMITTEE is chaired by Mr. Sheppard. Messrs. Bancroft, Gattis, Keller, and Sambrailo are also members. Messrs. Horton and Larson serve as ex-officio members of the committee. The committee is to ensure that the Banks human resources administration supports and maintains the Banks primary mission while providing proper management policies, procedures, and reporting systems that assure appropriate recruiting, training, human resources development activities, and that compensation and benefit plans are competitive within the industry. The Human Resources Committee held one (1) meeting in 1997.

          The LOAN AND DISCOUNT COMMITTEE is comprised of five (5) outside directors, Messrs. Gattis, Haynes, Knopf, McAfee and Pope. Messrs. Horton and Larson participate as non-voting members of the committee. This committee evaluates compliance with adopted loan policy and the condition of the loan portfolio, and participates in credit evaluation and approval. The Loan and Discount Committee held forty-nine (49) meetings in 1997.

          The INVESTMENT/ASSET AND LIABILITY COMMITTEE is chaired by Dr. Keller. Messrs. Fenton, Hudson, and Ms. Rawitser are also members. Messrs. Horton, Larson and DeCius serve as ex-officio members of the committee. This committee establishes, communicates and controls procedures for asset/ liability management, liquidity management, investments and interest rate risk management. The committee establishes and monitors the volume and mix of the subsidiaries' assets and funding sources to produce results that are consistent with the subsidiaries' liquidity, capital adequacy, growth, risk and profitability objectives. The Investment/Asset and Liability Committee held six (6) meetings in 1997.

          The MARKETING COMMITTEE is chaired by Mr. Gattis. Messrs. DiCicco, Guglielmo and Haynes are also members. Messrs. Horton and Larson serve as ex-officio members of the committee. This committee is responsible for reviewing and approving the annual marketing plan. The Marketing Committee held one (1) meeting in 1997.

          The INSURANCE COMMITTEE is chaired by Mr. Bancroft. Messrs. Fenton, Hudson and Sheppard are also members. Messrs. Horton, Larson and DeCius serve as ex-officio members of the committee. This committee meets annual or as necessary to review the Company and its banking subsidiaries' insurance policies, to access current market conditions, and to ensure prudent risk management, loss control and disaster recovery. The committee is also responsible for recommending to the Board for approval the appropriate levels of coverage and deductibles and to ensure maximum and appropriate coverage at reasonable cost. The Insurance Committee held one
(1) meeting in 1997.

          The INFORMATION SERVICES STEERING COMMITTEE is chaired by Dr. Keller. Messrs. Gattis and McAfee are also members. Messrs. Horton, Larson and DeCius serve as ex-officio members of the committee. This committee is responsible for ensuring that management provides adequate supervision and maintains safe and sound operations for data processing, item processing, micro processing and system communications. A committee meeting was not necessary in 1997.

          In accordance with the requirements of the Securities and Exchange Commission ("SEC"), the Human Resources Committee of the Board of Directors of the Bank has prepared the Report on Executive Compensation which appears at page 16 of this Proxy Statement.

               OTHER COMPENSATION AND COMPENSATION OF DIRECTORS

          The non-employee Company directors receive $300 for each regular meeting of the Board of Directors attended. The Chairman of the Audit and Security Committee and the Chairman of the Human Resources Committee receive $300 and other non-employee directors receive $100 for each meeting attended. The Chairman of the Investment/Asset and Liability Committee receives $200 and other non-employee directors receive $100 for each meeting attended. The non-employee directors who serve as members of the Loan and Discount Committee receive $300 for each meeting attended. The non-employee directors who serve as members of the Executive Committee, Information Services Steering Committee, Insurance Committee and Marketing Committee receive $100 for each meeting attended.

          The Company, on behalf of certain of its directors who desire group medical insurance coverage, paid $32,673 in insurance premium payments for such coverage in 1997.

                             EXECUTIVE MANAGEMENT

     D. VERNON HORTON is Chairman of the Board and Chief Executive Officer and a director of the Company, First National Bank of Central California and South Valley National Bank. Mr. Horton's banking career commenced in 1964 with Valley National Bank, Salinas. He served that bank in various capacities including lending, operations and business development and in 1979 was appointed Chief Executive Officer and a member of the Board of Directors. In August of 1981 he was appointed President of Valley National Bank. He resigned all positions with Valley National Bank on December 31, 1983, to join the Company and First National Bank of Central California. Mr. Horton is also a director of Pacific Capital Services Corporation. He serves as a director of Cherry's Jubilee and the California Rodeo Association.

     CLAYTON C. LARSON is President and Chief Administrative Officer and a director of the Company, First National Bank of Central California and Vice Chairman of the Board of South Valley National Bank. Mr. Larson's banking career commenced in 1972 when he joined Valley National Bank. During his tenure with Valley National Bank he attained the position of Senior Vice President/Branch Administrator and in 1981 became a director of that bank.
In addition to his duties as Branch Administrator, he was responsible for the marketing activities of the bank and was chairman of the salary committee. Mr. Larson is also President and a director of Pacific Capital Services Corporation. He serves on the Board of Trustees of the Monterey Institute of International Studies, Community Hospital of the Monterey Peninsula and the California State University Monterey Bay Foundation Board He is President of the Coalition for Research in Education (CoRE), and serves on the Advisory Boards for Leadership Monterey Peninsula, Legal Services for Seniors and the Monterey Peninsula Chamber of Commerce.

     DENNIS A. DECIUS is Executive Vice President and Chief Financial Officer of the Company, First National Bank of Central California and South Valley National Bank. He serves as Chief Financial Officer and Secretary of Pacific Capital Services Corporation. Mr. DeCius' banking career began in 1959 when he joined the Federal Reserve Bank of San Francisco. During his nine and one-half years with the Federal Reserve Bank of San Francisco, he held various positions and spent six years serving in the capacity of Assistant Auditor. In 1970, he was employed by Valley National Bank of Arizona as Assistant Branch Manager/Operations. In 1973, he moved to El Camino Bank, Anaheim, California as the Vice President and Cashier and served in that capacity until June of 1974 when he joined Valley National Bank, Salinas, California as Vice President and Cashier. Mr. DeCius rejoined Valley National Bank of Arizona in 1976 as Project Coordinator. In 1979, Mr. DeCius accepted a position with Valley Bank of Nevada as Vice President/Manager of Depositor Services, and, during the remainder of his tenure, also served in the positions of Vice President, Chief Auditor and Vice President of Human Resources. In 1982, he joined Chino Valley Bank, Chino, California as Senior Vice President and Cashier. Mr. DeCius serves as a director and past Chairman of Western Payments Alliance.

     DALE R. DIEDERICK is Executive Vice President/Loan Administrator for the Company, First National Bank of Central California and South Valley National Bank. He has been with the Company since 1984 and was elected an executive officer in January 1993. Mr. Diederick was with Valley National Bank, Salinas from 1977-1984 and served as a regional supervisor responsible for the loan operations of nine branches prior to joining the Company. He was a branch manager with Household Finance Company prior to beginning his banking career. Mr. Diederick has also served as an instructor for Robert Morris Associates in both consumer lending and commercial lending courses.

                               EXECUTIVE COMPENSATION

Summary Compensation Table

          The following table sets forth a summary of the compensation paid (for services rendered in all capacities) during the Company's past three fiscal years to D. Vernon Horton, Clayton C. Larson, Dennis A. DeCius and Dale R. Diederick, executive officers of the Company whose salary and bonus for 1997 exceeded $100,000 ("named executive officers").

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Long-Term
                                                                               Other Annual      Compensation
                                                                               Compensation        Awards/           All Other
 Name                   Position             Year      Salary       Bonus        ($) (1)        Options (#)(2)   Compensation (3)
-----------------------------------------------------------------------------------------------------------------------------------
 D. Vernon     Chairman of the Board and     1997      $196,984     $250,000        --                   0            $203,119
 Horton        Chief Executive Officer       1996      $183,241     $180,000        --              22,050             $54,455
                                             1995      $171,254     $155,250        --                   0             $90,556
 Clayton C.    President and Chief           1997      $190,571     $250,000        --                   0            $169,974
 Larson        Administrative Officer        1996      $177,276     $180,000        --              22,050             $36,403
                                             1995      $165,672     $155,250        --                   0             $70,575
 Dennis A.     Executive Vice President/     1997      $125,408      $80,000        --                   0            $143,386
 DeCius        Chief Financial Officer       1996      $116,659      $70,000        --               8,268             $40,210
                                             1995      $109,027      $67,650        --                   0             $63,208
 Dale R.       Executive Vice President/     1997      $102,624      $50,000        --                   0             $95,457
 Diederick     Loan Administrator            1996       $93,295      $35,000        --               8,268             $10,248
                                             1995       $87,192      $22,000        --               3,472             $24,814
-----------------------------------------------------------------------------------------------------------------------------------

(1) No named executive officer received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of each such officer's total annual salary and bonus during 1997, 1996 or 1995.
(2) As adjusted for 5% stock dividend issued to shareholders of record as of December 1, 1997.
(3) Includes the value of shares and cash allocated to Mr. Horton's ESOP account ($9,300) for 1997 and earnings on prior year's contributions to his ESOP account ($133,581), $1,600 contributed by the Company to Mr. Horton's account in the Company's 401(k) Plan, $6,467 paid in life insurance and medical coverage premiums for Mr. Horton and $52,171 accrued under Mr. Horton's Salary Continuation Agreement. Includes the value of shares and cash allocated to Mr. Larson's ESOP account ($9,300) for 1997 and earnings on prior year's contributions to his ESOP account ($131,210), $1,600 contributed by the Company to Mr. Larson's account in the Company's 401(k) Plan, $6,687 paid in life insurance and medical coverage premiums for Mr. Larson and $21,177 accrued under Mr. Larson's Salary Continuation Agreement. Includes the value of shares and cash allocated to Mr. DeCius' ESOP account ($9,300) for 1997 and earnings on prior year's contributions to his ESOP account ($92,677), $1,600 contributed by the Company to Mr. DeCius' account in the Company's 401(k) Plan, $5,031 paid by the Company for life insurance and medical coverage premiums for Mr. DeCius and $34,778 accrued under Mr. DeCius' Salary Continuation Agreement. Includes the value of shares and cash allocated to Mr. Diederick's ESOP account ($9,200) for 1997 and earnings on prior year's contributions to his ESOP account ($55,372), $1,582 contributed by the Company to Mr. Diederick's 401(k) Plan, $2,694 paid by the Company for life insurance and medical coverage premiums for Mr. Diederick and $26,609 accrued under Mr. Diederick's Salary Continuation Agreement.

                         STOCK OPTIONS GRANTS AND EXERCISES

          In addition to the Company's 1984 Stock Option Plan, the Board of Directors of the Company adopted the Pacific Capital Bancorp 1994 Stock Option Plan (the "1994 Plan") on September 27, 1994, in which the Chief Executive Officer and other executive officers of the Company participate. The 1994 Plan set aside 489,000 shares (adjusted to reflect all stock dividends, stock splits and option exercises) of the Company's Common Stock for which options may be granted to the directors, officers and employees of the Company. The 1994 Plan was approved by the shareholders of the Company at its 1995 Annual Meeting of Shareholders. The 1994 Plan extends for a period of ten (10) years and is administered by a three-member committee of the Board of Directors. All committee members qualify as "non-employee directors" within the meaning of the Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

          The 1994 Plan provides for the issuance of options which qualify as incentive stock options and under Section 422A of the Internal Revenue Code, as amended (the "Code") as well as nonqualified options. Incentive stock options are subject to different tax treatment than nonqualified options.
The exercise price of any option may not be less than 100% of the fair market value of the shares subject to option on the date the option is granted.

          Within three (3) months following termination of directorship or employment for any reason other than death, disability, or cause, an optionee may exercise his or her option to the extent such option was exercisable on the date of termination. If an optionee's employment or status as an officer or director is terminated by death or disability, such optionee or such optionee's qualified representative or estate has the right for a period of twelve (12) months following the date of such death or disability to exercise the option to the extent the optionee was entitled to exercise such option on the date of the optionee's death or disability, provided the actual date of exercise is in no event after the expiration of the term of the option. If an optionee is terminated for cause, neither the optionee nor the optionee's estate is entitled to exercise any option with respect to any shares of the Company Common Stock.

          No options under the 1984 Stock Option Plan or 1994 Plan were exercised by any of the named executive officer of the Company during the 1997 fiscal year. No options to purchase shares of Common Stock were granted to the named executive officers during 1997.

          The following table shows the value at December 31, 1997, of unexercised options held by the named executive officers:

   Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

---------------------------------------------------------------------------------------------------------------------------------
                                                                            Number of securities           Value of unexercised
                                                                           underlying unexercised          in-the-money options
                                                                        options at fiscal year-end (#)    at fiscal year-end ($)
---------------------------------------------------------------------------------------------------------------------------------
Name               Shares acquired on exercise (#)    Value Realized ($)  Exercisable/unexercisable     Exercisable/unexercisable
---------------------------------------------------------------------------------------------------------------------------------
D. Vernon Horton                  0                           0                  25,611/16,538               $679,312/$285,449
Clayton C. Larson                 0                           0                  25,611/16,538               $679,312/$285,449
Dennis A. DeCius                  0                           0                   8,096/6,201                $210,909/$107,030
Dale R. Diederick                 0                           0                   4/671/7,069                $101,655/$129,023
---------------------------------------------------------------------------------------------------------------------------------

                              EMPLOYMENT CONTRACTS

          The Company entered into a three-year employment agreement with Mr. Horton on August 26, 1997, pursuant to which he serves as Chairman of the Board and Chief Executive Officer of the Company and its banking subsidiaries. Mr. Horton's annual salary for 1997 was $196,984. Future annual increases are subject to the discretion of the Board of Directors of the Company. The Company may also pay an annual discretionary cash bonus to Mr. Horton based upon his efforts and performance. The amount of such bonus, if any, will be determined within the sole discretion of the Board of Directors of the Company. If Mr. Horton is terminated without cause during the course of the agreement, he will be entitled to receive severance pay in an amount equal to three times his annual salary plus bonus using an average of the last three year's annual base salary and bonus; and medical and life insurance coverage for one year. In the event of a change in control by merger or purchase of the Company into or by another entity, not resulting from financial difficulties or insolvency of the Company, Mr. Horton shall receive the same amount of severance as described above including medical and insurance coverage for two years plus $15,000 towards outplacement services. Mr. Horton has been provided with an automobile for use during the term of the agreement. Mr. Horton is also being reimbursed for all ordinary and necessary expenses incurred by him in connection with activities associated with promoting the business of the Company. Further, Mr. Horton has been furnished a term life insurance policy in the face amount of $250,000 and with health, accident and disability insurance for himself and his family.

          The Company entered into a three-year employment agreement with Mr. Larson on August 26, 1997, pursuant to which he serves as President and Chief Administrative Officer of the Company and First National Bank of Central California and Vice Chairman of the Board of Directors of South Valley National Bank. Mr. Larson's annual salary for 1997 was $190,571. Future annual increases are subject to the discretion of the Board of Directors of the Company. The remaining terms of Mr. Larson's agreement regarding automobile, bonuses, termination, expenses, insurance and severance pay are identical to those contained in Mr. Horton's agreement.

          The Company entered into a three-year employment agreement with Mr. DeCius on August 26, 1997, pursuant to which he serves as Executive Vice President and Chief Financial Officer of the Company and its banking subsidiaries. Mr. DeCius' annual salary for 1997 was $125,408. Future annual increases are subject to the discretion of the Board of Directors of the Company. If Mr. DeCius is terminated without cause during the course of the agreement, he will be entitled to receive severance pay in an amount equal to one and half times his annual salary plus bonus using an average of the last three year's annual base salary and bonus; and medical and life insurance coverage for one year. The remaining terms of Mr. DeCius' agreement regarding automobile, bonuses, termination, expenses, and insurance are identical to those contained in Mr. Horton's agreement.

          The Company entered into a three-year employment agreement with Mr. Diederick on August 26, 1997, pursuant to which he serves as Executive Vice President and Credit Administrator of the Company and its banking subsidiaries. Mr. Diederick's annual salary for 1997 was $102,684. Future annual increases are subject to the discretion of the Board of Directors of the Company. The remaining terms of Mr. Diederick's agreement regarding automobile, bonuses, termination, expenses, insurance, and severance pay are identical to those contained in Mr. DeCius' agreement.

                      EXECUTIVE SALARY CONTINUATION AGREEMENTS

          Messrs. Horton, Larson, DeCius and Diederick each participate in a Executive Salary Continuation Agreement with the Company. The agreements provide that if the Executive continues to be employed by the Company at least until he reaches age 65, the Executive may retire or continue to work past age 65. Upon the Executive's retirement, the Company will pay an annual amount of $125,000, $120,000, $82,500 and $60,000 to Messrs. Horton, Larson,
DeCius and Diederick, respectively, payable monthly for a period of 180 months following such retirement, subject to certain conditions set forth in the agreements. The Executive may also elect to take "early retirement" provided he has reached age 55 and has completed 10 years of service. If he so elects, he will receive monthly payments determined pursuant to a formula set forth in the agreements for a period of 180 months.

          In the event of a change in control of the Company, and if the Executive's employment is terminated as a result of said change in control, the Executive will be entitled to the full benefits under the Executive Salary Continuation Agreement.

          The Company purchased single premium life insurance policies on Messrs. Horton, Larson, DeCius and Diederick in order to assist in meeting its obligations under the agreements and to indemnify the Company against loss. The Company is named as owner and beneficiary under each of the insurance policies.


     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and any person who owns more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the best knowledge of the Company, there are no greater than ten-percent holders of the Company's Common Stock.

          Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that for the period from January 1, 1997, through December 31, 1997, all filing requirements applicable to its officers and directors were complied with except that one report, covering one transaction by Clayton C. Larson was filed late.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          The Company's Administrative and Oldtown office is leased from James L. Gattis, a director of the Company, pursuant to a lease for a total of 17,033 square feet of office space in a building located at 307 Main Street, Salinas, California. The initial lease commenced on May 1, 1989, for a five (5) year term with three consecutive five-year options to renew. The first option commenced on January 1, 1994. The initial rental rate under the lease was $10,600 per month and is increased annually to reflect changes in the Consumer Price Index for all items for the San Francisco/Oakland Metropolitan Area, using October, 1988 as the base month. The Company also paid all taxes and assessments levied against the leased premises and also pays for all utilities. The Company paid $179,010 in rent for these premises during 1997.

          In 1996, the Company's Credit Administration and Loan Operations Department was relocated to 517 Main Street, Salinas, California which is leased from Mr. Gattis. The lease for 5,365 square feet of office space, commenced on December 1, 1996, through April 30, 1999, with two consecutive five-year options to renew. The initial rental rate under the lease was $4,500 per month and is increased annually to reflect changes in the Consumer Price Index for all items for the San Francisco/Oakland Metropolitan Area, using September 1996 as the base month. The Company also paid all taxes and assessments levied against the leased premises and also pays for all utilities. The Company paid $66,363 in rent for these premises during 1997.

          Based on available market lease rate information, the Company's Board of Directors have determined that the lease rates are competitive with and comparable to market lease rates in Salinas, California and that the terms of the leases are no less favorable to the Company than would be the terms of a lease with an unrelated party.

                             INDEBTEDNESS OF MANAGEMENT

          Some of the directors and executive officers of the Company and members of their immediate families and the companies with which they have been associated have been customers of and have had banking transactions with the Banks in the ordinary course of the Banks businesses since January 1, 1997, and the Banks expect to have such banking transactions in the future. All loans and commitments to lend included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of the Banks, did not involve more than the normal risk of collectibility or present other unfavorable features.

                                     YEAR 2000

          During 1997, the Company began the implementation of its Year 2000 Plan. The Year 2000 problem, or "millennium bug" was created when software engineers, in an attempt to save processing speed and hard disk storage, decided to create a two-digit year field within a date record instead of four. The two-digit year does not allow the software to determine if '00' is the year 1900 or 2000. The year 2000 issue is very pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the date from 1999 to 2000.

          The Company is using both internal and external resources to identify, correct or reprogram and test the systems for year 2000 compliance. It is anticipated that all reprogramming efforts or system changes will be completed by December 31, 1998, allowing adequate time for testing. To date, conformations have been received from the Company's primary processing vendors that their systems are year 2000 compliant. Based on a preliminary study, the Company expects to spend approximately $150,000 over the next two years to modify and test its computer systems to allow for transactions in the year 2000 and beyond. The amount expensed in 1997 was not significant.

                               PERFORMANCE GRAPH

          Shown below is a table prepared by SNL Securities, L.P. from sources believed by SNL to be reliable and is believed by SNL to be true and accurate in both form and content which charts the value of the Company's Common Stock during the past 5 years compared to the Standard & Poors 500 ("S&P 500") and the "California Independent Bank Index". The table assumes a $100 investment on December 31, 1991, in the Company's Common Stock, the S&P 500 and in the institutions included in the California Independent Bank Index, and that all dividends paid have been reinvested.


                                   [GRAPH]


                                                                   PERIOD ENDING
                                          ---------------------------------------------------------------
INDEX                                     12/31/92   12/31/93   12/31/94   12/31/95   12/31/96   12/31/97
---------------------------------------------------------------------------------------------------------
Pacific Capital Bancorp                    100.00     107.12     140.21     198.94     211.48     370.89
S&P 500                                    100.00     110.08     111.53     153.44     188.52     251.44
California Independent Bank Index          100.00     123.17     130.64     180.54     222.82     222.82

                        REPORT ON EXECUTIVE COMPENSATION

THE HUMAN RESOURCES COMMITTEE

          The following report is made by the Human Resources Committee of the Board of Directors of the Company.

          The Human Resources Committee of the Board of Directors makes recommendations on executive compensation annually to the Board of the Company. Among other responsibilities, the function of the Human Resources Committee is to analyze, review and recommend to the Board annually, an executive compensation program that covers the named executive officers of the Company.

          The Human Resources Committee has also considered the tax law limitation of deductibility of executive compensation of $1,000,000 per executive for publicly-held corporations. The Committee does not believe that this limitation will affect the Company as it does not anticipate that its executives' compensation will approach this limit.

COMPENSATION PHILOSOPHY

          The Company's compensation philosophy is to provide executive officers with compensation that is competitive with that paid by industry peers consisting of banks located in northern California of similar asset size, financial performance and marketing strategy.

CORPORATE PERFORMANCE FACTORS

          It is the policy of the Human Resources Committee to determine the components of executive compensation principally upon the basis of corporate performance. Among the performance factors considered by the Committee are profitability, capital levels and asset quality (non-performing assets, loan delinquencies and loan charge-offs), net interest margin, Return on Average Assets and Return on Average Equity. In considering these factors, the Committee does not assign any quantitative weight to the factors considered, but considers all the factors taken together.

INDIVIDUAL PERFORMANCE FACTORS

          Annual increases to an executive officer's base salary are determined, in part, based on the officer's responsibilities, performance of those responsibilities and achievement of corporate goals previously established by the Board of Directors at the beginning of each year. Incentive compensation is tied to individual performance, provided that corporate goals are met, in a manner that is intended to encourage continuous focus on enhancing shareholder value, profitability and teamwork.

COMPENSATION - SALARIES AND BONUS AWARDS

          The Human Resources Committee decided upon the compensation for each executive officer, including salary and incentive compensation, based on its review of industry peer group data for both corporate performance and compensation, and evaluations of the performance of each executive officer. Salaries are set at a level below those of industry peers in order to give a greater emphasis to incentive compensation. Industry peer group data for corporate performance is obtained from publications from regulatory agencies, industry consultants and an investment banking firm. Industry peer group data for compensation is obtained from regulatory agencies and industry trade groups.

          Incentive compensation is based on individual performance and industry peer group data, provided that pre-established corporate goals are met. At the end of each year, the Company's actual performance is assessed against these corporate goals and the results of these evaluations determine the amount of incentive compensation for the executive officers.

CHIEF EXECUTIVE OFFICER AND CHIEF ADMINISTRATIVE OFFICER COMPENSATION

          Mr. D. Vernon Horton serves as Chairman of the Board and Chief Executive Officer of the Company and the Banks, and Mr. Clayton C. Larson, President and Chief Administrative Officer of the Company and First National Bank of Central California, also serves as Vice Chairman of South Valley National Bank. These two senior executive officers serve primarily in equal capacities. Although somewhat unique, the Company's organizational structure has proven to be highly successful. This unique organizational structure does not affect the Company's overall salary expenses as evidenced by the Company's being below the median in total salary expenses in comparison to industry peer group data, primarily because the Company has $2.68 million in assets per employee whereas $2.52 million in assets per employee is considered to be an industry standard. It has afforded management strength in succession and has clearly demonstrated economic value and efficiency in operations. Accordingly, recommendations and decisions on their compensation are made based upon the same performance criteria.

          The Company continues to experience positive growth under the joint leadership of Mr. Horton and Mr. Larson. Under the combined leadership of these two executive officers First National Bank of Central California and South Valley National Bank enjoy over fifty years of seasoned experience. Both have extensive contact with customers, shareholders and personnel; and their immediate presence and interaction serves to reinforce First National Bank of Central California's and South Valley National Bank's founding philosophy in providing superior customer service and the support of the communities it serves, while focusing on the long-term health and growth of the Company.

          To encourage the achievement of corporate goals and foster the continuing growth of the Company, the Committee established the base salary for Mr. Horton's and Mr. Larson's compensation below the median salary level of other chief executive officers within the Company's peer group and adjusts their overall compensation through the payment of incentive compensation.
The Committee considers incentive compensation to be a significant element of overall compensation in comparison to the base salaries paid to other chief executive officers of First National Bank of Central California's and South Valley National Bank's industry peer group.

          Mr. Horton's and Mr. Larson's incentive compensation was based upon their achievement of corporate goals previously established by the Board. Under the leadership of these two executive officers the Company exceeded the established goals and performance standards as defined under CORPORATE PERFORMANCE FACTORS. The Committee considered the Company's positive performance on Return on Average Assets, Return on Average Equity, Net Income and growth in Shareholders' Equity. Additionally considered was First National Bank of Central California's and South Valley National Bank's loan loss ratio and record of nonperforming assets, which continues to be well below peer group banks.

                          PACIFIC CAPITAL BANCORP
                          HUMAN RESOURCES COMMITTEE:
                          Robert B. Sheppard, Chairman
                          Charles E. Bancroft
                          James L. Gattis
                          William J. Keller
                          William K. Sambrailo

THE HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The Human Resources Committee is comprised of five non-employee
Directors: Mr. Bancroft, Mr. Gattis, Mr. Keller, Mr. Sambrailo, and
Mr. Sheppard. None of these individuals is or has been employed as an officer or employee of the Company or any of its subsidiaries.

                                   PROPOSAL NO. 2

                     RATIFICATION OF APPOINTMENT OF INDEPENDENT
                            CERTIFIED PUBLIC ACCOUNTANTS

          The firm of KPMG Peat Marwick LLP, which served the Company as independent certified public accountants for 1997, has been selected by the Board of Directors of the Company to be its independent certified public accountants for the 1998 fiscal year. KPMG Peat Marwick LLP has no interest, financial or otherwise, in the Company. All proxies will be voted "FOR" ratification of such selection unless authority to vote for the ratification of such selection is withheld or an abstention is noted. If the nominee should unexpectedly for any reason decline or be unable to act as independent certified public accountants, the proxies will be voted for a substitute nominee to be designated by the Board of Directors.

          Representatives from the accounting firm of KPMG Peat Marwick LLP will be present at the Meeting will be afforded the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

                               SHAREHOLDER PROPOSALS

          The 1999 Annual Meeting of Shareholders will be held on May 19, 1999. The deadline for shareholders to submit proposals to be considered for inclusion in the Company's Proxy Statement and form of proxy for next year's Annual Meeting of Shareholders is December 18, 1998.

                               OTHER PROPOSED ACTION

          The Board of Directors is not aware of any other business which will come before the Meeting, but if any such matters are properly presented, the proxies solicited hereby will be voted in accordance with the best judgment of the persons holding the proxies. All shares represented by duly executed proxies will be voted at the Meeting.

          A COPY OF THE ANNUAL REPORT OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, ACCOMPANIES THIS PROXY STATEMENT. ADDITIONAL COPIES OF THE ANNUAL REPORT ARE AVAILABLE UPON REQUEST TO DENNIS A. DECIUS, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER OF THE COMPANY.

          THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K MAY BE OBTAINED BY ANY SHAREHOLDER OF THE COMPANY, WITHOUT CHARGE, BY WRITING TO DENNIS A. DECIUS, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, PACIFIC CAPITAL BANCORP, PO BOX 1786, SALINAS, CALIFORNIA 93902-1786, (408) 757-4900.

                           PACIFIC CAPITAL BANCORP

                PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MAY 19, 1998

     The undersigned holder of Common Stock acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders of Pacific Capital Bancorp, and the accompanying Proxy Statement dated April 20, 1998 and revoking any Proxy heretofore given, hereby constitutes and appoints William J. Keller, William
S. McAfee and William H. Pope, and each of them, with full power of substitution, as attorneys and Proxies to appear and vote all the shares of Common Stock of Pacific Capital Bancorp, a California corporation, standing in the name of the undersigned which the undersigned could vote if personally present and acting at the Annual Meeting of Shareholders of Pacific Capital Bancorp, to be held at The Valley Room at Quail Lodge, 8000 Valley Greens Drive, Carmel, California on Tuesday, May 19, 1998, at 4:00 p.m. or at any adjournments thereof, upon the following items as set forth in the Notice of Meeting and Proxy Statement and to vote according to their discretion on all other matters which may be properly presented for action at the Meeting or any adjournments thereof. The above-named proxy holders are hereby granted discretionary authority to cumulate votes represented by the shares covered by this Proxy in the election of Directors.

                             FOLD AND DETACH HERE

                               FOR all nominees listed    WITHHOLD AUTHORITY to
                               below (EXCEPT AS MARKED    vote for all nominees
                                 TO THE CONTRARY BELOW)   listed below.

1.  To elect as Directors the             / /                      / /
    nominees set forth below.

INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE
              STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.
------------------------------------------------------------------------------
Charles E. Bancroft; Gene DiCicco; Lewis L. Fenton; Gerald T. Fry; James L. Gattis; Eugene R. Guglielmo; Stanley R. Haynes; D. Vernon Horton; Hubert W. Hudson; William J. Keller; Roger C. Knopf; Clayton C. Larson; William S. McAfee; William H. Pope; Mary Lou Rawitser; William K. Sambrailo; Robert B. Sheppard.


                                               FOR       AGAINST     ABSTAIN

2.  To approve the proposal to ratify          / /         / /         / /
    the appointment of KPMG Peat Marwick
    as independent certified public
    accountants for the Company's 1998
    fiscal year.


3.  In their discretion, the Proxies are      / /          / /         / /
    authorized to vote upon such other
    business as may properly come before
    the meeting.


    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, NOMINATED BY THE BOARD OF DIRECTORS AND "FOR" PROPOSAL NO. 2. THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND "FOR" PROPOSAL NO. 2.


I/We do _______ or do not _______ expect to attend the meeting.


Signature(s)______________________________________   Dated______________, 1998



                             FOLD AND DETACH HERE